Exhibit 99.1

Q2

2006

Second Quarter Report Summary

CORPORATE HEADQUARTERS

15601 Dallas Parkway
Suite 600
Addison, Texas 75001
866.655.3600
behringerharvard.com

INVESTOR INFORMATION

For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

Highlights

Fund Details

•       The Fund acquired its anticipated final property in May with the purchase of a 1.56-acre site in the exclusive Mountain Village community of Telluride, Colorado. We plan to build 23 luxury condominiums on this exceptional site and should complete construction in early 2008. The total purchase price of approximately $6.9 million was paid using existing proceeds.

•       We added more than 5,800 square feet of new leases at the 5050 Quorum property bringing the total leased rate at that location to 75% — a 10% increase since December.

•       Construction of the hotel and condo tower at the Hotel Palomar and Residences is drawing to a close and most of the hotel’s front line management staff has been hired. The hotel’s first guests are scheduled to arrive in September, and a grand opening is scheduled for mid-October. Guests have pre-booked a total of 750 room nights with an average daily room rate in excess of $200 through the end of 2006.

•       Investors continued to receive distributions at a 3% annualized rate.

Financial Statement Details

•       Total revenue was approximately $6.8 million, as compared to $4.9 million during the first quarter. This increase can be attributed primarily to the collection of a $1.8 million fee for the early termination of Citigroup’s lease at the 250/290 Carpenter property that occurred at the end of the second quarter. The termination was expected by management since the tenant’s lease was scheduled to expire in September of this year.

•       Net operating income was approximately $1.6 million higher during the second quarter due to the aforementioned termination fee and lower property operating expenses at multiple properties. This increase is partially offset by $0.4 million in costs related to the construction and marketing expenses at the Hotel Palomar and Residences.

•       Net loss decreased to approximately $202,000 in the second quarter as compared to approximately $970,000 in the first quarter. The net loss in the second quarter included approximately $975,000 of lease intangible write-offs, offset by the collection of the $1.8 million fee, related to the early termination at the 250/290 Carpenter property. Generally accepted accounting principles state that the unamortized portion of all lease intangibles associated with a tenant’s lease are written-off at the date of termination.

BEHRINGER HARVARD SHORT-TERM OPPORTUNITY FUND I LP (Unaudited)

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit amounts)	Jun. 30, 2006	Dec. 31, 2005

Assets
Real estate
Land	$24,138	$26,041
Buildings, net	68,084	67,143
Real estate under development	79,190	46,210
Total real estate	171,412	139,394

Cash and cash equivalents	21,444	15,770
Restricted cash	3,769	3,465
Accounts receivable, net	3,456	1,963
Receivables from affiliates	10	10
Prepaid expenses and other assets	303	156
Lease intangibles, net	11,919	17,229
Deferred financing fees, net	1,906	2,590
Total assets	$214,219	$180,577

Liabilities and partners’ equity
Liabilities
Notes payable	$111,890	$78,307
Accounts payable	4,962	2,964
Payables to affiliates	88	325
Acquired below market lease intangibles net	241	311
Distributions payable	268	278
Accrued liabilities	4,052	2,537
Total liabilities	121,501	84,722

Commitments and contingencies	—	—

Minority interest	7,004	7,128

Partners’ capital

Limited partners — 11,000,000 units authorized; 10,879,486 units and 10,903,812 units issued and outstanding at June 30, 2006 and December 31, 2005, respectively	85,714	88,727

General partners	—	—

Total partners’ capital	85,714	88,727

Total liabilities and partners’ capital	$214,219	$180,577

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	6 mos. ended Jun. 30, 2006	6 mos. ended Jun. 30, 2005

Cash flows from operating activities:

Net (loss) income	$(1,172)	$291
Adjustments to reconcile net (loss) income to net cash flows provided by operating activities:
Minority interests	(184)	22
Equity in earnings of investments in unconsolidated joint ventures	—	580
Gain on sale of assets	—	(1,096)
Depreciation and amortization	7,422	2,830
Change in accounts receivable	(1,493)	(363)
Change in prepaid expenses and other assets	(146)	108
Change in accounts payable	298	(59)
Change in accrued liabilities	1,401	(174)
Addition of lease intangibles	(478)	182
Cash provided by operating activities	5,648	2,321

Cash flows from investing activities

Purchases of real estate	—	(30,887)
Purchases of properties under development	(6,940)	(4,668)
Capital expenditures for properties under development	(23,871)	(5,042)
Purchases of investments in unconsolidated joint ventures	—	(159)
Purchases of property and equipment	(415)	(272)
Proceeds from the sale of assets	—	4,010
Change in restricted cash	(305)	(485)
Escrow deposits on real estate to be acquired	—	(1,250)
Cash used in investing activities	(31,531)	(38,753)

Cash flows from financing activities
Proceeds from notes payable	33,962	5,918
Payments on notes payable	(378)	(2,304)
Financing costs	—	(79)
Proceeds from the sale of limited partnership units	—	40,208
Redemptions of limited partnership units	(220)	(59)
Offering costs	—	(3,921)
Distributions	(1,630)	(2,455)
Distributions to minority interest holders	(22)	(25)
Contributions from minority interest holders	82	697
Change in limited partners’ subscriptions	—	(4,732)
Change in restricted cash	—	4,730
Change in receivables or payables to affiliates	(237)	303
Cash flows provided by financing activities	31,557	38,281

Net change in cash and cash equivalents	5,674	1,849
Cash and cash equivalents at beginning of period	15,770	36,504
Cash and cash equivalents at end of period	$21,444	$38,353

Supplemental disclosure:
Interest paid	$3,018	$769

Non-cash investing activities:
Capital expenditures for properties under development in accounts payable	$1,699	$1,556

Property and equipment additions in accrued liabilities	$185	$213

Non-cash financing activities:
Limited partnership units issued under distribution reinvestment plan	$—	$100

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit amounts)	3 mos. ended Jun. 30, 2006	3 mos. ended Jun. 30, 2005	6 mos. ended Jun. 30, 2006	6 mos. ended Jun. 30, 2005

Rental revenue	$6,766	$2,921	$11,688	$4,069

Expenses

Property operating expenses	777	358	1,712	631
Ground rent	88	88	176	176
Real estate taxes	818	440	1,628	562
Property and asset management fees	351	172	717	216
General and administrative	191	206	400	401
Preopening costs	391	—	391	—
Interest expense, net	1,028	278	1,879	451
Depreciation and amortization	3,587	1,842	6,336	2,404
Total expenses	7,231	3,384	13,239	4,841

Interest income	128	250	195	562

Equity in losses of unconsolidated joint ventures	—	(327)	—	(580)

Gain on sale of assets	—	1,096	—	1,096

Other income	—	6	—	6

Minority interest	135	(24)	184	(21)

Net (loss) income	$(202)	$538	$(1,172)	$291

Net (loss) income allocated to general partners	$—	$—	$—	$—

Net (loss) income allocated to limited partners	$(202)	$538	$(1,172)	$291

Weighted average number of limited partnership units outstanding	10,889	10,990	10,895	10,551

Basic and diluted net (loss) income per limited partnership unit	$(0.02)	$0.05	$(0.11)	$0.03

Market Details

•       Telluride – According to the Telluride Association of Realtors, there were approximately $278 million in property transactions during the first five months of 2006. This represents a 15.2% compounded annual growth rate since 2003. We believe this level of market activity is a positive sign for our potential sales, as we progress through the condominium marketing process at our Telluride project.

•       Dallas (remaining Fund assets) — Torto Wheaton, a national real estate investment research firm, reported that the Dallas office market had its seventh quarter of positive absorption with more than 968,000 square feet of additional occupancy during the second quarter. The Dallas office market can now claim its highest occupancy rate since 2001.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles (GAAP). The financial statements include all adjustments (of a normal recurring nature) necessary to present fairly our consolidated financial position as of June 30, 2006 and December 31, 2005 and our unaudited condensed consolidated results of operations and cash flows for the periods ended June 30, 2006 and 2005. A copy of the Partnership’s Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at sec.gov, or by visiting behringerharvard.com, or by written request to the Partnership at its corporate headquarters.

This quarterly report summary contains forward-looking statements, including discussion and analysis of the financial condition of Behringer Short-Term Opportunity Fund I LP (which may be referred to as the “Partnership,” “we,” “us,” or “our”) and our subsidiaries, our anticipated capital expenditures required to complete projects, amounts of anticipated cash distributions to our investors in the future and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of management based on their knowledge of the business and industry. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

NET OPERATING INCOME (NOI)

(in thousands)	3 mos. ended Jun. 30, 2006	3 mos. ended Mar. 31, 2006

Rental revenue	$6,766	$4,922

Operating expenses

Property operating expenses	777	935
Ground rent	88	88
Real estate taxes	818	810
Property and asset management fees	351	365
Preopening costs	391	—
Less: Asset management fees	(143)	(158)
Total operating expenses	2,282	2,040

Net operating income (2)	$4,484	$2,882

RECONCILIATION OF NOI TO NET LOSS

Net operating income (2)	$4,484	$2,882

Less: Depreciation & amortization	$(3,587)	$(2,749)
General & administrative expenses	(191)	(209)
Interest expense	(1,028)	(852)
Asset management fees	(143)	(158)
Add: Interest income	128	67
Minority interest	135	49

Net loss	$(202)	$(970)

(1) This property has been referred to as Mockingbird Commons in all previous SEC filings.

(2) Net operating income (NOI) is defined as net income, computed in accordance with GAAP, generated from properties before interest expense asset management fees, interest income, general and administrative expenses, depreciation, amortization, minority interests and the sale of assets. Management believes that NOI provides the investor with an accurate measure of the Partnership’s operating performance because NOI reflects the operating performance of its properties and excludes certain items that are not associated with management of the properties. To facilitate understanding of this financial measure, a reconciliation of net operating income to net income has been provided in accordance with GAAP.

Published 09/06	6080238
© 2006 Behringer Harvard

PRESORTED
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15601 Dallas Parkway, Suite 600	U.S. POSTAGE PAID
Addison, TX 75001	ADDISON, TX
PERMIT NO. 36

Q2

2006

Second Quarter Report Summary